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                                                  EXHIBIT 3-13

               NEW YORK STATE ELECTRIC & GAS CORPORATION
     CERTIFICATE OF AMENDMENT OF THE CERTIFICATE OF INCORPORATION
         OF NEW YORK STATE ELECTRIC & GAS CORPORATION PURSUANT
            TO SECTION 805 OF THE BUSINESS CORPORATION LAW

     We, SHERWOOD J. RAFFERTY and D. W. FARLEY, a Vice President and the Secretary, respectively, of NEW YORK STATE ELECTRIC & GAS
CORPORATION, do hereby certify as follows:

     1. The name of the Corporation is New York State Electric &
Gas Corporation. The name under which it was originally incorporated was the Ithaca Gas Light Company.

     2. The date of filing of the Certificate of Incorporation in the office of the Secretary of State of the State of New York was the 28th day of October, 1852.

     3. The Certificate of Incorporation of the Corporation is amended to add a provision as authorized by subparagraph 12 of
Section 801 of the Business Corporation Law stating the designations, preferences, privileges and voting powers of the shares of a series of the Serial Preferred Stock of the Corporation and the restrictions or qualifications thereof.

     4. The provisions of the Certificate of Incorporation which contain the designations, preferences, privileges, voting powers, restrictions and qualifications of the Serial Preferred Stock of the Corporation are hereby amended to include the following:

     (S) The Board of Directors has designated Two Hundred Fifty
     Thousand (250,000) shares of Serial Preferred Stock as 6.30%
     Serial Preferred Stock (Cumulative, $100 Par Value)
     (hereinafter referred to as the 6.30% Series), and has fixed:

          (1) The annual dividend rate for the shares of the 6.30% Series at 6.30% of the par value thereof per annum and dividends thereon shall be cumulative from the date of original issue.

          (2) The redemption price, except as provided in subparagraphs (4) and (5) below, for the shares of the 6.30%
     Series at the following prices per share, applicable to the redemption periods during which such redemptions occur:

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      12-Month                       12-Month
       Period         Redemption      Period        Redemption
       Ended            Price         Ended           Price
     December 31       Per Share     December 31     Per Share
     ___________      __________     ___________     __________

        1993 .....      $106.30         2001 ....      $101.26
        1994 .....       105.67         2002 ....       100.63
        1995 .....       105.04         2003 ....       100.00
        1996 .....       104.41         2004 ....       100.00
        1997 .....       103.78         2005 ....       100.00
        1998 .....       103.15         2006 ....       100.00
        1999 .....       102.52         2007 ....       100.00
        2000 .....       101.89         2008 ....       100.00

     and at $100 per share if redeemed thereafter, together in each case with all dividends accrued and in arrears thereon to the date fixed for such redemption; provided, however, that the Corporation will not, prior to January 1, 2004, redeem any shares of the 6.30% Series if such redemption is a part, or in anticipation, of any refunding operation involving the application, directly or indirectly, of borrowed funds or the proceeds of an issue of any stock ranking superior to or on a parity with the 6.30% Series if such borrowed funds have an interest rate or cost to the Corporation, or such stock has a dividend rate or cost to the Corporation (calculated in each case in accordance with generally accepted financial practice), less than 6.30% per annum.

          (3) The amount payable to the holders of the shares of the 6.30% Series in the event of any voluntary liquidation, dissolution or winding-up of the Corporation at amounts equal to the respective redemption prices per share specified in subparagraph (2) above, and the amount per share payable to the holders thereof in the event of any involuntary liquidation, dissolution or winding-up of the Corporation at $100, together in each case with all dividends accrued and in arrears thereon to the date of such liquidation, dissolution or winding-up.

          (4) A sinking fund for the benefit of the shares of the 6.30% Series. So long as there shall remain outstanding any shares of the 6.30% Series, the Corporation, after full cumulative dividends upon the outstanding Serial Preferred Stock of all series shall have been paid, or deemed paid as heretofore provided, for all past quarter-yearly dividend periods, and after making payment of or provision for payment of full dividends on the outstanding Serial Preferred Stock of all series for the current quarter-yearly dividend period, shall, on or before December 31 in each year commencing with the year 2003 to and including 2007, set aside out of funds legally available therefor as the sinking fund requirement for each such year an amount in cash equal to the amount required to redeem, at the Sinking Fund Redemption Price provided below, 12,500 shares of the 6.30% Series (or if less than 12,500 shares are then outstanding, such lesser number of shares), and on or before December 31, 2008, set aside out of funds legally available therefor as the sinking fund requirement for such year an amount in cash equal to the amount required to redeem, at the Sinking Fund Redemption Price provided below, the balance of the shares of the 6.30% Series outstanding, plus, in each such year, the amount of all sinking fund arrearages, if any, with respect to the 6.30% Series; provided, however, that against the amount so required to be set aside in any year the Corporation may credit an amount equal to the Sinking Fund Redemption Price provided below in respect of any shares of the 6.30% Series which it may have purchased or redeemed otherwise than through the sinking fund and not theretofore credited against any sinking fund requirement for the shares of the 6.30% Series. Unless the sinking fund requirement for the shares of the 6.30% Series for all past sinking fund periods shall have been set aside and are available for application in accordance with this subparagraph, no dividends shall be paid or declared and no other distribution shall be made on the stock ranking junior to the Serial Preferred Stock and no stock ranking junior to the Serial Preferred Stock shall be redeemed, purchased or otherwise acquired for value by the Corporation. Commencing on January 1, 2004, and on each January 1 thereafter, the Corporation will apply the cash set aside as the sinking fund requirement for the shares of the 6.30% Series to the redemption, at the Sinking Fund Redemption Price of $100 per share, together with all dividends accrued and in arrears thereon to such date, of shares of the 6.30% Series. All amounts set aside for the sinking fund for the 6.30% Series shall be credited first against the sinking fund arrearages, if any, with respect to the 6.30% Series. If, at any time when there shall exist sinking fund arrearages with respect to more than one series of the Serial Preferred Stock, the Corporation shall set aside any funds (or apply any funds to purchase or redemption) to satisfy in whole or in part any such arrearage, all amounts so set aside or applied shall be applied pro rata as between such series having sinking fund arrearages in proportion to the amounts of such respective arrearages.

         (5) A non-cumulative option. The Corporation shall have the non-cumulative option, on any required January
     1 sinking fund redemption date as provided in subparagraph
     (4) above, to redeem, at the Sinking Fund Redemption Price provided in subparagraph (4) above, up to 12,500 additional shares of the 6.30% Series.

         (6) The procedure for selection of shares of the 6.30% Series in the case of partial redemption. In every case of redemption of less than all of the outstanding shares of the 6.30% Series, the shares to be redeemed shall be selected pro rata as among the holders of record of shares of the 6.30% Series, in the same proportions, as nearly as possible, as the total number of shares of the 6.30% Series held by such holders, respectively, bears to all of the shares of the 6.30% Series then outstanding.

         (7) The treatment of shares of the 6.30% Series purchased or redeemed by the Corporation. All shares of the 6.30% Series purchased or redeemed by the Corporation shall be cancelled, shall not be reissued as shares of the 6.30% Series, and shall constitute authorized but unissued shares of the Serial Preferred Stock with a par value of One Hundred Dollars ($100) per share of the Corporation.

     5. The amendment of the Certificate of Incorporation as set forth herein was authorized by the Board of Directors of the Corporation in accordance with Section 502(d) of the Business
Corporation Law.

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     IN WITNESS WHEREOF, we have subscribed and D.W. Farley has verified this Certificate this 15th day of December, 1993.

                               /s/ SHERWOOD J. RAFFERTY
                                   SHERWOOD J. RAFFERTY
                                      Vice President


                                    /s/ D. W. FARLEY
                                        D. W. FARLEY
                                         Secretary


STATE OF NEW YORK  )
                   ) ss.:
COUNTY OF TOMPKINS )

     D.W. FARLEY, being duly sworn, deposes and says, that he is Vice President and Secretary of New York State Electric & Gas Corporation, the Corporation named in and described in the foregoing Certificate, that he has read and signed the foregoing Certificate and the statements contained therein are true.

                                    /s/ D. W. FARLEY
                                        D. W. FARLEY


Subscribed and sworn to before me this
15th day of December, 1993.


/s/ ALICE M. JORDAN
    ALICE M. JORDAN

Notary Public
State of New York
Qualified in Tioga county
Commission expires 9/30/94
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                          STATE OF NEW YORK
                     PUBLIC SERVICE COMMISSION

                                Albany, NY, December 16, 1993

CASE 93-M-0744-Petition of New York State Electric & Gas Corporation for authority to issue and sell long-term debt, preferred stock and common stock pursuant to a multi-year financing plan and to negotiate a Revolving Credit Agreement.

                           * * * *

The Public Service Commission hereby consents to and approves this Certificate of Amendment of the Certificate of Incorporation of New York State Electric & Gas Corporation under Section 805 of the Business Corporation Law, executed December 16, 1993, in accordance with the order of the Public Service Commission dated December 1, 1993.

                                        By the Commission

                                        /s/ J. J. KELLIHER

                                            Secretary
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            NEW YORK STATE ELECTRIC & GAS CORPORATION


  CERTIFICATE OF AMENDMENT OF THE CERTIFICATE OF INCORPORATION
      OF NEW YORK STATE ELECTRIC & GAS CORPORATION PURSUANT
           TO SECTION 805 OF THE BUSINESS CORPORATION LAW



                       STATE OF NEW YORK

                      DEPARTMENT OF STATE



                     FILED December 20, 1993
                            TAX $ NONE
                          FILING FEE $60